Exhibit 8.1

List of Principal Subsidiaries of the Registrant

Entity Name	Place of Incorporation	Ownership Percentage	Shareholder(s)
Fresh2 Group Limited	BVI	100%	Public company
Fresh2 Group Inc	Delaware	100%	Fresh2 Group Limited
Fresh2 HF Inc	Delaware	100%	Fresh2 Group Inc
Fresh2 Logistics Inc	New York	100%	Fresh2 Group Inc
Fresh2 Technology Inc	Delaware	100%	Fresh2 Group Inc
Foodbase Group Inc	Delaware	100%	Fresh2 Group Inc
ANPC Merger Sub Inc	Delaware	100%	Fresh2 Group Limited
GISN(HK) Limited	Hong Kong	100%	Fresh2 Technology Inc
Hua You Sheng Future (Beijing) Technology Co., LTD	PRC	100%	GISN(HK) Limited
GuanShi Technology ( Beijing) Co. , Ltd	PRC	100%	GISN(HK) Limited
Fresh2 Ecommerce Inc	Delaware	100%	Fresh2 Technology Inc
Fresh2 EZ Inc	Delaware	100%	Fresh2 Technology Inc
Fresh2 Information Inc	Delaware	100%	Fresh2 EZ Inc
Anpac Technology USA CO., LTD (“AnPac US”)	Delaware	100%	Fresh2 Group Limited
AnPac Bio-Medical Technology (Lishui) Co., Ltd. (“AnPac Lishui”)	PRC	100%	Fresh2 Group Limited
Changhe Bio-Medical Technology (Yangzhou) Co., Ltd.	PRC	100%	Fresh2 Group Limited
Changwei System Technology (Shanghai) Co., Ltd. (“Changwei”)	PRC	100%	Fresh2 Group Limited
AnPac Bio-Medical Technology (Shanghai) Co., Ltd.	PRC	100%	AnPac Lishui (56%); Changwei (44%)
Lishui AnPac Medical Laboratory Co., Ltd.	PRC	100%	AnPac Lishui
Shiji (Hainan) Medical Technology Ltd.	PRC	100%	AnPac Lishui
Anpai (Shanghai) Healthcare Management and Consulting Co., Ltd.	PRC	60%	AnPac Lishui
Shanghai Muqing AnPac Health Technology Co., Ltd.	PRC	51%	AnPac Lishui